Registration  No.  ___________

SECURITIES  AND  EXCHANGE  COMMISSION
Washington,  D.  C.  20549

FORM  S-8
REGISTRATION  STATEMENT  UNDER
THE  SECURITIES  ACT  OF  1933
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



Bioanalytical Systems, Inc.
(Exact name of registrant as specified in its charter)
Indiana. . . . . . . . . . . . . . . . . . . . . . . .  35-1345024
(State or other jurisdiction of. . . . . . . . . . . .     (I.R.S. Employer
incorporation or organization) . . . . . . . . . . . .  Identification No.)

2701 Kent Avenue
West Lafayette, Indiana 47906
(Address of Principal Executive Offices)

1997 Bioanalytical Systems, Inc.
Outside Director Stock Option  Plan
(Full title of the plan)

Doug Wieten, Chief Financial Officer,
Controller  and Treasurer
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
(Name and address of agent for service)

(765) 463-4527
(Telephone number, including
area code, of agent for service)

Copies to:
Berkley W. Duck
Ice Miller Donadio & Ryan
One American Square, Box 82001
Indianapolis, Indiana 46282
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


Calculation of Registration Fee


                                    Proposed           Proposed maximum
Title of securities.  Amount to be  maximum offering   aggregate offering   Amount of
to be registered(1).  Registered    price per unit(2)  price(2)             registration fee

Common Shares. . . .  5,000 Shares  $7.75              $38,750              $11.74



(1)In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the
Act ), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)The registration fee has been calculated pursuant to Rule 457(c) and (h) based upon the average of the high and low prices for the Common Shares as reported on the National
Association of Securities Dealers Automated Quotations System on June 2, 1998.



INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.    INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following information heretofore filed with the Securities and Exchange Commission ( Commission ) pursuant to the Securities Exchange Act of 1934, as
amended  (the    Exchange  Act  ),  is  incorporated  herein  by  reference:

(a) The Registrant's prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 on November 27, 1997, File No. 333-36429.

(b) The description of the Registrant's Common Shares and the Specimen Certificate for Common Shares contained in Amendment Number 3 to the Registrant's Registration Statement on Form S-1, filed November 25, 1997, File No. 333-36429.

(c) The Registrant's Form 10-Q quarterly report for the quarter ended March 31, 1998, filed on May 15, 1998, Commission File No. 333-36429.

(c) All documents filed by the Registrant with respect to the 1997 Bioanalytical Systems, Inc. Outside Director Stock Option Plan (the Plan ) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

ITEM  4.    DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.    INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Not  applicable.

ITEM  6.    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Indiana Business Corporation Law ( IBCL ), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ( Eligible Persons ) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Article V of the Second Amended and Restated Articles of Incorporation of the Registrant, filed as part of the Registrant's Registration on Form S-1 on November 21, 1997, Registration No. 333-36429, provides certain indemnification provisions for the benefit of directors, officers, employees and agents of the Registrant.

The Registrant may obtain directors and officers liability insurance, the effect of which will be to indemnify the directors and officers of the corporation and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them or any matter claimed against them in their capacities as directors and officers.

ITEM  7.    EXEMPTION  FROM  REGISTRATION  CLAIMED.

Not  applicable.

ITEM  8.    EXHIBITS.

See  Index  to  Exhibits.

ITEM  9.    UNDERTAKINGS.

The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant  has  been  advised  that  in  the  opinion  of the Commission such indemnification  is  against  public  policy  as  expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, State of Indiana, on May 7, 1998.

                        BIOANALYTICAL  SYSTEMS,  INC.



                        By:      /s/  Peter  T.  Kissinger

                        Title:      Chairman  and  Chief  Executive  Officer



POWER  OF  ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Peter T. Kissinger and Douglas P. Wieten, and each or any of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:





SIGNATURE. . . . . . . . . .  CAPACITY                     DATE
                              WITH REGISTRANT

  /s/  Peter T. Kissinger. .  President, Chief Executive   5/7/98
Peter T. Kissinger . . . . .  Officer, Director, and
                              Principal Executive Officer

  /s/ Douglas P. Wieten. . .  Chief Financial Officer,     5/15/98
Douglas P. Wieten. . . . . .  Controller, Treasurer,
                              Principal Financial Officer
                              and Accounting Officer

  /s/ William Baitinger. . .  Director                     5/7/98
William Baitinger

  /s/ Michael Campbell . . .  Director                     5/7/98
Michael Campbell

___________________________.  Director
Thomas A. Hiatt

  /s/ Candice B. Kissinger .  Director                     5/7/98
Candice B. Kissinger

  /s/ John Kraeutler . . . .  Director                     5/7/98
John Kraeutler

  /s/ William Mulligan . . .  Director                     5/7/98
William Mulligan

  /s/ Ronald E. Shoup. . . .  Director                     5/7/98
Ronald E. Shoup

____________________________  Director
W. Leigh Thompson



Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West
Lafayette,  State  of  Indiana,  on  May  7,  1998.


                        BIOANALYTICAL  SYSTEMS,  INC.
                        1997  EMPLOYEE  INCENTIVE  STOCK
                        OPTION  PLAN



                        By:  /s/        Peter  T.  Kissinger

                         Title:  Chairman  and  Chief  Executive  Officer


BIOANALYTICAL SYSTEMS, INC.
REGISTRATION STATEMENT
ON
FORM  S-8

INDEX  TO  EXHIBITS


Exhibit Number
Assigned in
Regulation S-K
Item 601                Description of Exhibit
(4) . . . . . .   4.01  Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to Amendment Number 3 to the
                        Registrant's Registration Statement on Form S-1, filed
                        November 25, 1997, File No. 333-36429)

(5) . . . . . .   5.01  Opinion of Ice Miller Donadio & Ryan

(15)                    Not Applicable

(23). . . . . .  23.01  Consent of Ernst & Young LLP
                 23.02  Consent of Ice Miller Donadio & Ryan (Contained in Exhibit
                                                                              5.01)

(24)                    Power of Attorney (See Page 6)

(28)                    Not Applicable
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